Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into as of October 18, 2019 (the “Amendment Effective Date”), by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), and John W. Chisholm (“Employee”) pursuant to that certain Employment Agreement between the Company and Employee dated May 20, 2019 (the “Employment Agreement). Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Employment Agreement.

RECITALS

WHEREAS, pursuant to Section 17 of the Employment Agreement, the Employment Agreement may be amended by written instrument executed by the Company and Employee; and

WHEREAS, the Company and Employee are entering into this Amendment to provide the Company with an express contractual right of offset with respect to payments due to Employee under the Employment Agreement and to amend certain provisions relating to the payment of severance under the Employment Agreement, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements contained herein, the parties agree as follows:

1.    AMENDMENT TO SECTION 5(a)(i). Section 5(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(i)

The sum of $3,612,000, as adjusted as set forth in Section 19(b) below, which shall be payable in twenty-four (24) monthly installments equal to one-twenty-fourth of such severance compensation as so adjusted, subject to Section 19(b) below, with the first payment made on the last day of the month in which the Release Date falls, and subsequent payments on the last day of each of the next twenty-three (23) full calendar months following the Release Date, in each case subject to any required withholding.

2.    ADDITION OF NEW SECTION 19. The Employment Agreement is hereby amended by adding a new Section 19 as follows:

19. Express Right of Offset; Payment of Severance.

(a)

Employee hereby grants the Company an express contractual right to offset any amounts (i) owed by Employee to the Company under that certain Guaranty, dated May 8, 2019, made by Employee in favor of the Company (the “Guaranty”), (ii) previously overpaid to Employee for salary or bonus, whether hereunder or otherwise, and (iii) underwithheld from Employee with respect to taxes, in each case against any amounts owed by the Company to Employee hereunder.

(b) (i)

Without limiting the generality of, but in furtherance of, the offset right set forth in Section 19(a), Employee and the Company agree that any amounts due to the Company from Employee under the Guaranty and any outstanding amounts previously overpaid to Employee as salary or bonus or underwithheld from Employee with respect to taxes, in each case as of the Release Date, shall be deducted from the sum of $3,612,000 otherwise payable under Section 5(a)(i) above, and, to the extent applicable, Employee shall be deemed to have paid such deducted amount to the Company under the Guaranty.

(ii)

In addition, the Company may withhold from payment of any sums otherwise payable under Section 5(a)(i) above, as reduced in accordance with this Section 19(b), any amounts that it reasonably determines may become payable by Employee to the Company under the Guaranty for so long as the Company reasonably determines, and the Company shall increase or decrease the amount of the monthly payment required under Section 5(a)(i) above from time to time to reflect the Company’s then current reasonable determination of amounts that then are or may become due to the Company from Employee under the Guaranty.

(iii)

Upon any amounts becoming due to the Company from Employee under the Guaranty after the Release Date, the Company shall deduct such amounts from the amounts previously withheld from Employee and, to the extent applicable, to be paid in the future under this Section 19(b) to Employee, and Employee shall be deemed to have paid such deducted amount to the Company under the Guaranty.

(iv)

To the extent that the Company has withheld any amounts from Employee pursuant to this Section 19(b) and continues to withhold such amounts after the date of the last monthly payment under Section 5(a)(i) above and has not deducted such amounts pursuant to Section 19(b)(iii), the Company shall, upon any determination thereafter that all or any portion of such withheld amounts are no longer potentially due to the Company under the Guaranty, promptly pay such amount to Employee.

(c)	Nothing herein shall be deemed to amend any of the terms of the Guaranty, and such Guaranty shall remain in full force and effect notwithstanding the terms hereof.

(d)

In no event shall Employee be credited with payments under the Guaranty pursuant to Section 19(b) in excess of amounts relating to obligations under the Guaranty actually deducted by the Company from the $3,612,000 that would otherwise have been payable to Employee under Section 5(a)(i). The offset provisions of this Section 19 shall not be the Company’s exclusive remedy for recovery from Employee of any and all amounts due from Employee to the Company under the Guaranty or otherwise.

3.    CONTINUED EFFECTIVENESS OF EMPLOYMENT AGREEMENT. Except as specifically amended by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the Amendment Effective Date.

4.    ENTIRE AGREEMENT. This Amendment, the Employment Agreement, and the Guaranty constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

5.    INCORPORATION OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT. The provisions of Sections 6, 7, 8, 9, 12, 13, 14, 15, 16, 17 and 18 of the Employment Agreement are hereby incorporated herein and shall govern this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf as of the day and year first written above.

FLOTEK INDUSTRIES, INC.

By:	/s/ Elizabeth T. Wilkinson
Name: Elizabeth T. Wilkinson
Title: Chief Financial Officer

By:	/s/ John Chisholm
Name: John W. Chisholm

Amendment No. 1 to Employment Agreement (Chisholm)